Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell
	+1 713-232-7647	FOR RELEASE: August 15, 2010

TRANSOCEAN LTD. ANNOUNCES VICE CHAIRMAN,

SENIOR MANAGEMENT CHANGES

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) announced today that the Board of Directors has named J. Michael Talbert as non-executive Vice Chairman of the Board, Arnaud A.Y. Bobillier as Executive Vice President, Asset and Performance, and Ihab Toma as Executive Vice President, Global Business, effective immediately.

As non-executive Vice Chairman, Mr. Talbert is expected to succeed Robert E. Rose as Chairman of the Board of Directors when Mr. Rose retires at the end of his current director term at the company’s 2011 Annual General Meeting of Shareholders.

Mr. Bobillier will be responsible for the company’s Engineering and Technical Support; Asset Management, Performance, Global Supply Chain and IT functions.

Mr. Toma will be responsible for business functions, including Marketing and Corporate Planning, as well as operations across the company’s 139-rig fleet, Transocean Solutions, which offers customers a complete package for well construction and field development, and two company subsidiaries, Applied Drilling Technology Inc. and Challenger Mineral Resources Inc.

Mr. Toma and Mr. Bobillier will continue to report to Steven L. Newman, President and Chief Executive Officer, based in Geneva.

J. Michael Talbert

Mr. Talbert has served the company and its predecessors as a member of the Board of Directors since 1994. Previously, he served predecessor companies as non-executive Chairman of the Board from 2004 to 2007, executive Chairman of the Board from 2002 to 2004, Chief Executive Officer from 1994 to 2002, Chairman of the Board from 1994 to 1999 and President from 1999 to 2001. He also served as a director of TODCO, an offshore drilling company, from 2004 to 2005.

Before joining the company, Mr. Talbert served as President and Chief Executive Officer of Lone Star Gas Company, as President of Texas Oil and Gas Company and in various positions at Shell Oil Company.

Mr. Talbert is a past Chairman at the National Ocean Industries Association and a member of the University of Akron’s College of Engineering Advancement Council.

Arnaud A.Y. Bobillier

Before being named to his current position, Mr. Bobillier served as Executive Vice President, Assets of the company since March 2008. Previously, he served as Senior Vice President of the company’s Europe and Africa Unit, which covers offshore drilling operations in 15 countries, from January 2008 to March 2008. Previously, Mr. Bobillier served as Vice President of the Europe and Africa unit from May 2005 to January 2008. He also served as Regional Manager for the Europe and Africa Region from January 2004 to May 2005. From September 2001 to January 2004, Mr. Bobillier served as Regional Manager for the West Africa Region. He began his career with a predecessor company in 1980 and has served in various management positions in several countries, including the U.S., France, Saudi Arabia, Indonesia, Congo, Brazil, South Africa and China.

Mr. Bobillier holds an engineering degree in fluid mechanics and thermodynamics from the Ecole Superieure des Techniques de I’Ingenieur de Nancy, France.

Ihab Toma

Before being named to his current position, Mr. Toma served as Senior Vice President, Marketing and Planning of the company since August 2009.

Before joining the company, he served as Vice President, Sales and Marketing for Europe, Africa and Caspian for Schlumberger Oilfield Services from April 2006 to August 2009. Previously, Mr. Toma led Schlumberger’s information solutions business in various capacities, including Vice President, Sales and Marketing from 2004 to April 2006, prior to which he served in a variety of positions with Schlumberger Ltd., including President of Information Solutions, Vice President of Information Management and Vice President of Europe, Africa and CIS Operations. He started his career with Schlumberger in 1986.

Mr. Toma holds a Bachelor’s degree in Electrical Engineering from Cairo University where he graduated in 1985.

Transocean Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus three ultra-deepwater drillships under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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